Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A ("Registration Statement") of our report dated August 14, 2002 relating to the financial statements and financial highlights appearing in the June 30, 2002 Annual Reports of The Preferred Group of Mutual Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.







PricewaterhouseCoopers LLP
Boston, Massachusetts
October 30, 2002